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                                                                    EXHIBIT 23-C

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 of Core Materials Corporation and the related Proxy Statement of RYMAC Mortgage Investment Corporation, a Maryland Corporation (the "Company"), and the Prospectus of Core Materials Corporation, a Delaware Corporation ("Core Materials"), included therein (the "Proxy Statement/Prospectus") and to the inclusion in Annex VII and incorporation by reference in the Proxy Statement/Prospectus of our report dated March 5, 1996 with respect to the financial statements of the Company included in its Annual Report on Form 10K for the year ended December 31, 1995 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
November 7, 1996